Exhibit 99.1
Diamond Foods reports record earnings during Fiscal
2008, 75% above the prior year
•	Net sales and EPS exceeded consensus projections:
-	North American Retail net sales increased 24% for the quarter and 11% for the fiscal year.

-	Snack net sales were $27.2 million for the quarter, up 11% for the fiscal year.

-	Net Income grew 75% and EPS grew 72% to $0.91 for the fiscal year, compared to $0.53 during the prior year.
SAN FRANCISCO, Calif., September 25, 2008 — Diamond Foods, Inc. (NASDAQ: DMND) today reported financial results for its fourth quarter and full year of fiscal 2008, as well as financial guidance for fiscal year 2009.
Diluted earnings per share (EPS) for the three months ended July 31, 2008 grew 220 percent to $0.16 compared to $0.05 for the prior year’s comparable period. For the twelve months ended July 31, 2008, EPS grew 72 percent to $0.91 compared to $0.53 for the prior year’s comparable period. The prior year’s EPS included $0.03 in net non-recurring charges.
“We delivered exceptional profit growth during a year in which input costs were at record levels,” said Michael J. Mendes, President and CEO. “In addition, we took a number of steps to better position our snack business for profitable growth, including the launch of several promising new products and the addition of new distribution in key retail accounts.”
Net sales grew 1 percent to $113.1 million during the quarter compared to $112.4 million during the prior year’s comparable period. North American retail sales, which are the focus of the Company’s growth efforts, grew 24 percent led by a 39 percent rise in culinary sales. For the twelve months ended July 31, 2008, net sales grew 2 percent to $531.5 million compared to $522.6 million for the prior year’s comparable period and North American retail sales grew 11 percent.
Recent Financial and Corporate Development Highlights
•	Net sales of $113.1 million were above the midpoint of the guidance range, and EPS of $0.16 exceeded guidance estimates.
•	Culinary sales grew 39 percent during the quarter to $51.8 million, finishing 16 percent over last year for the fiscal year. This reflects price increases taken to offset higher input costs, as well as trends toward more in-home meal preparation which often accompanies economic downturns.

•	Snack sales grew 3 percent during the quarter to $27.2 million, finishing the year 11 percent over last year.
-	Growth from new products such as Cocoa Roast Almonds, Sea Salt & Pepper Cashews and Breakfast on the Go was particularly encouraging;

-	Emerald’s share of the snack nut market during the 52-weeks ended September 6, 2008 was 6.1 percent as the core items continued to gain distribution.
•	Cash flow from operations was $47.1 million compared to $3.8 million last year.

•	A quarterly dividend of $0.045 per share was paid on July 30, 2008 to shareholders of record as of July 21, 2008.

•	The Pop Secret microwave popcorn brand was acquired from General Mills for $190 million on September 15, 2008. The purchase was funded through a combination of cash on hand and borrowings from a new $250 million unsecured credit facility.
Financial Results
Net sales by product line were:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands)	2008	2007	2008	2007

Culinary	$51,839	$37,353	$239,897	$207,015
Snack	27,192	26,328	88,629	79,642
In-shell	241	374	41,885	46,460

Total North American Retail	79,272	64,055	370,411	333,117
Ingredient	14,763	19,104	56,869	73,822
International	18,507	28,714	101,640	112,830
Other	606	562	2,572	2,816

Total	$113,148	$112,435	$531,492	$522,585

For the three months ended July 31, 2008, gross profit as a percentage of net sales was 16.5 percent, a 170 basis point improvement over the prior year period’s 14.8 percent. This improvement reflects a more profitable product mix of retail sales and the impact of eliminating low margin SKU’s in the snack, ingredient and international product lines. For the twelve months ended July 31, 2008, gross profit as a percentage of net sales was 16.6 percent, a 160 basis point improvement over the prior year period’s 15.0 percent.
For the three months ended July 31, 2008, selling, general and administrative expense (SG&A) was $11.9 million, which included stock-based compensation of $2.0 million. For the twelve months ended July 31, 2008, SG&A was $43.6 million, compared to $42.5 million during the prior year period. Nearly all of the increase came from stock based compensation, which was $6.9 million this year, $1.0 million above the prior year period. SG&A as a percentage of net sales was 8.2 percent, compared to 8.1 percent for the prior year period.
Advertising expense for the three and twelve months ended July 31, 2008 was $3.4 million and $20.5 million, compared to $4.8 million and $20.4 million for the prior year periods. The difference between years in the fourth quarter is due primarily to the timing of expenditures.

As of July 31, 2008, we held $74.3 million in cash and cash equivalents and $20.3 million in debt. The net cash position at July 31, 2008 of $54.0 million was $40.7 million better than the position at the end of July 31, 2007 primarily due to margin improvements and a $19.5 million reduction in non-cash working capital. Operating cash flow for the quarter was $50.4 million which is typically the Company’s strongest cash generating quarter since crop payments made to walnut growers are small. Operating cash flow for the twelve months ended July 31, 2008 was $47.1 million, $43.3 million greater than during the prior year comparable period.
Fiscal 2009 Outlook
Our financial guidance for the full-year of fiscal 2009 ending July 31 is as follows:
•	Net sales of between $585 million and $615 million, snack net sales of between $175 million and $185 million, and North American Retail net sales growth of 27 percent to 31 percent. Note that snack sales for fiscal 2009 include the Pop Secret brand from the date of acquisition;

•	Gross margin improvement of about 150 to 200 basis points resulting from a greater mix of higher-margin business and cost savings initiatives;

•	Advertising expenditures of between $26 million and $29 million;

•	An effective tax rate of between 37 percent and 38 percent;

•	Capital spending of between $10 million and $13 million;

•	EPS of between $1.20 to $1.27, which excludes early debt termination expense of about $0.10 per share.
For the three months ending October 31, 2008, we expect net sales of between $190 million and $205 million and EPS of between $0.60 and $0.63.
Conference Call
Diamond will host an investor conference call and web cast today, September 25, 2008 at 1:30 p.m. Pacific Time, to discuss these results. To participate in today’s call via telephone dial 877-243-0333 and enter a conference ID of 6242-0021. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through midnight October 2, 2008. It can be accessed by dialing 800-642-1687 from the U.S./Canada or 706-645-9291 elsewhere. Both phone numbers require the conference ID listed above.

Financial Statements
Diamond’s financial results for the three and twelve months ended July 31, 2008 and 2007 were as follows:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$113,148	$112,435	$531,492	$522,585
Cost of sales	94,446	95,782	443,490	443,945

Gross profit	18,702	16,653	88,002	78,640
Operating expenses:
Selling, general and administrative	11,853	10,214	43,613	42,541
Advertising	3,407	4,818	20,508	20,445
Restructuring and other costs, net	—	307	—	(15)
Loss on termination of defined benefit plan	—	1,414	—	3,054

Total operating expenses	15,260	16,753	64,121	66,025

Income (loss) from operations	3,442	(100)	23,881	12,615
Interest expense, net	260	222	1,040	1,291
Other expense	—	26	—	98

Income before income taxes (tax benefit)	3,182	(348)	22,841	11,226
Income taxes (tax benefit)	548	(1,122)	8,085	2,793

Net income	$2,634	$774	$14,756	$8,433

Earnings per share:
Basic	$0.16	$0.05	$0.92	$0.53
Diluted	$0.16	$0.05	$0.91	$0.53
Shares used to compute earnings per share:
Basic	16,203	15,826	16,088	15,786
Diluted	16,391	15,826	16,152	15,786

	July 31,
(in thousands)	2008	2007

Cash & equivalents	$74,279	$33,755
Trade Receivables, net	46,256	50,662
Inventories	88,526	90,619
Current assets	220,709	184,112
PP&E, net	34,606	33,936
Current liabilities	99,193	83,585
Long-term debt	20,204	20,345
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.

About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: http://www.Diamondfoods.com
Consumer Web Sites: http://www.emeraldnuts.com/ and www.Diamondnuts.com/
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